Exhibit 99(c)(2)

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[LOGO]

Presentation to the Special Committee of the Board of Directors of

TIGER

Regarding

Project Slap Shot

January 22, 2006

[LOGO]

Global Markets & Investment Banking Group

Project Slap Shot

Table of Contents

1.	Overview of Proposed Transaction

2.	Overview of TIGER

3.	Valuation Analysis

Appendix

[LOGO]

[LOGO]

Overview of Proposed Transaction

Overview of Proposed Transaction

Summary of Proposed Terms Negotiated with LION

Transaction	• LION and certain co-investors, through a newly formed acquisition corporation, to acquire all the outstanding shares of TIGER

Price & Consideration	• Offer price per share of $37.25 in cash

Treatment of Options and Restricted Shares	• All options (other than management) will be cancelled and extinguished, and the holder of each option will receive an amount in cash equal to the offer price less the option’s exercise price
• Out-of-money options will be cancelled
• Management group stock and options will have the opportunity to roll over
• All vested or unvested restricted shares of common stock outstanding will vest and become free of all restrictions and will be converted into the right to receive the merger consideration

Solicitation Provision

•      For a period of 20 days (“Solicitation Period”) after the date of the signing of the Merger Agreement, TIGER and its representatives may initiate, solicit and encourage competing Acquisition Proposals and enter into discussions or negotiations with respect to competing Acquisition Proposals

• Acquisition Proposals may be solicited from both strategic and financial buyers

Representations and Warranties	• Customary mutual representations and warranties

[LOGO]

Key Closing Conditions	• Receipt of the requisite TIGER shareholder vote
• Receipt of necessary governmental consents or clearances and any necessary contractual consents
• Receipt of debt financing which LION would represent that it will make “all reasonable best efforts” to obtain
• Absence of any material adverse change
• Aggregate number of shares demanding appraisal rights may not exceed [15%]
• No law or regulation prohibiting closing
• Other customary closing conditions

Financing	• LION has delivered to TIGER financing letters from Bank of America and Trust Company of the West which reflect binding commitments sufficient to pay the consideration in full

Tax Treatment	• Taxable to all TIGER shareholders

Termination Fee	• [$30,000,000] upon accepting a competing Acquisition Proposal after the Solicitation Period, which represents [3.0%] of offer value
• TIGER to pay all of LION’s out-of-pocket expenses and fees, subject to a cap, if Transaction fails to receive the requisite shareholder vote

Expected Timing	• The Transaction is expected to be announced on January 23, 2006 and to be consummated within 3-6 months

Overview of Proposed Transaction

Evolution of Proposed Transaction

Date	Event / Action
October 24, 2005	• TIGER receives a written offer from LION to acquire the Company for $34.00 per share (“1st Offer”)
• 1st Offer represents 18% premium to the stock price on the day of the offer

November 17, 2005	• TIGER Special Committee meets in Dallas to evaluate offer from LION and decides to reject the 1st Offer

November 30, 2005	• TIGER receives a revised offer letter from LION indicating an offer price of $36.00 per share (“2nd Offer”)
• 2nd Offer represents 6% increase over 1st Offer and 14% premium to the stock price on November 30

December 6, 2005	• TIGER Special Committee meets telephonically to discuss 2nd Offer from LION
• The Special Committee decides to reconvene in Dallas on December 20th to further evaluate offer

December 20, 2005	• TIGER Special Committee meets in Dallas to evaluate revised offer from LION and decides to reject LION’s 2nd Offer
• In response, LION verbally indicates that it will offer $37.25 per share for TIGER (“Current Offer”)
• Current Offer represents a 3% increase over the 2nd Offer and a 21% premium to the stock price on December 20
• The Special Committee decides to allow LION to initiate and complete its due diligence within a 20-day window

January 2, 2006 – January 21, 2006	• LION performs accounting and legal due diligence on TIGER and reaffirms its Current Offer of $37.25

January 22, 2006	• TIGER Special Committee meets in New York to evaluate LION’s Current Offer of $37.25 made on December 20, 2005

Overview of Proposed Transaction

Offer Summary

Transaction Assumptions

(Amounts in Millions, Except per Share Data)

Transaction Assumptions

Offer Price		$37.25
TIGER Shares	26.437
Restricted Stock	0.855
Options	1.604
Total	28.896
Gross Offer Value		$1,076
Less: Option Proceeds(1)		(27)
Net Offer Value		$1,050
Plus: Debt (2)		338
Less: Cash (2)		(33)
Transaction Value		$1,355

Implied Multiples Paid

(Dollars in Millions, Except per Share Data)

Implied Valuation Multiples

	Value	Multiple
EBITDA
2005E	$181	7.5	x
2006E	200	6.8

EPS
First Call Consensus Estimates
2005E	$2.04	18.3	x
2006E	2.32	16.1
Management Estimates
2005E	$2.04	18.3	x
2006E	2.26	16.5

Premiums Represented by LION Current Offer of $37.25 Over Following Price Points

[CHART]

(1)          Represents proceeds for options with exercise prices ranging from $4.06 to $35.82.

(2)          Based on average balance for FY2005.

(3)          As of January 18, 2006.

(4)          TIGER/Gart merger closed on August 4, 2003.

[LOGO]

Overview of TIGER

Overview of TIGER

Store Locations

[GRAPHIC]

Number of Stores

Northeast	71
Southeast	83
Midwest	64
Southwest	52
West	125
Other(1)	4
Total	399

Source:  Company management, as of January 5, 2006.

(1) Other represents 1 store in Alaska and 3 stores in Hawaii.

[LOGO]

Overview of TIGER

Operating Performance

Sales

($ in millions)

[CHART]

EBITDA

($ in millions)

[CHART]

Gross Profit

($ in millions)

[CHART]

Earnings Per Share

[CHART]

Source:  Company filings and management guidance.

Overview of TIGER

Historic Stock Price Performance

Since Merger

Stock Price Performance

	Low	Average	High
Last 3 Months	$26.42	$30.43	$33.27
Last Year	23.73	29.43	34.20
Since Merger	20.10	31.31	44.60

[CHART]

Source:  FactSet data as of January 18, 2006.

Overview of TIGER

Historical Rolling 1-Year Forward P/E Multiple Analysis

Since Merger

Premium / (Discount) to S&P Multiple

	TIGER		Prem. /
	Multiple		(Disc.)
As of Close on 1/18/06	12.6	x	(29)%
Last Month Average	13.2		(26)%
Last Year Average	13.7		(24)%
Average Since 8/4/03 Merger Close	13.3		(29)%
Current Offer	16.9		(4)%

[CHART]

Source:  FactSet data as of January 18, 2006.

Overview of TIGER

Current Equity Research Analyst Perspective

				Stated Price Target		Value of Price Target (1)		to Price on Day Prior to Report Date (2)
		Current Rating								EPS
Date	Firm / (Analyst)	TIGER	DOLPHIN							4Q05	2005E	2006E
01/11/06	Wachovia Securities / (Ralph Jean)	Sell	Buy	—		—		—		$1.04	$2.00	$2.05

01/10/06	SunTrust Robinson Humphrey / (David McGee)	Neutral	Buy	—		—		—		1.10	2.06	2.35

01/09/06	Sidoti & Company / (Anthony Lebiedzinski)	Buy	Neutral	$40		$35		35%		1.06	2.02	2.37

12/21/05	Susquehanna Financial Group / (John Shanley)	Buy	Buy	—		—		—		1.08	2.05	2.36

12/01/05	Stifel Nicolaus / (David Schick)	Buy	Neutral	35		31		11%		1.08	2.04	2.38

11/28/05	Thomas Weisel Partners / (Jim Duffy)	Neutral	Buy	—		—		—		1.10	2.07	2.28

11/21/05	Banc of America / (Robert Ohmes)	Neutral	Buy	—		—		—		1.09	2.05	2.27

11/21/05	Caris & Company / (Claire Gallach)	Buy	Buy	—		—		—		1.08	2.04	2.33

11/21/05	Credit Suisse First Boston / (Gary Balter)	Buy	Buy	40		35		24%		1.08	2.04	2.34

11/21/05	Deutsche Bank / (Jason West)	Buy	Neutral	38		33		18%		1.09	2.05	2.28

11/21/05	Friedman, Billings, Ramsey / (Jeff Sonnek)	Buy	Buy	37		32		15%		1.10	2.06	2.38

11/18/05	Harris Nesbitt / (Sean McGowan)	Neutral	Buy	34		30		7%		1.09	2.05	2.30

11/18/05	Legg Mason / (David Schick)	Buy	Neutral	35		31		10%		1.08	2.04	2.38

11/18/05	Morgan Keegan / (John Lawrence)	Buy	Buy	—		—		—		1.09	2.05	2.25

11/18/05	Piper Jaffray / (Mitchell Kaiser)	Buy	Neutral	39		34		21%		1.07	2.04	2.38

		[CHART]	[CHART]

	First Call Consensus EPS			$37	(3)	$32	(3)	15	%(3)	$1.08	$2.04	$2.32

	Management Estimates									$1.07	$2.04	$2.26	(4)

		Management Estimates Above / (Below) Street								(1.0)%	0.0%	(2.6)%

Source: Bloomberg.

(1)          For research reports where price target date was disclosed; price discounted at an assumed cost of equity of 15%.

(2)          Reflects premium / (discount) to stated target price.

(3)          Represents average of above.

(4)          Does not include impact of 53rd week.

[LOGO]

Valuation Analysis

Valuation Analysis

Summary of Valuation Methodologies

Valuation Reference Points			Strategic Alternatives
52-Week High / Low	Comparable Companies Analysis	Discounted Cash Flow Analysis	Present Value of Current Plan	Present Value of Potential Recapitalization	Leveraged Buyout Analysis	Acquisition Comparables

• 52-week high and low stock price	• Valuation based on current trading multiples of companies similar to TIGER • Key valuation assumptions: • 12.0x - 15.0x 2006 P/E multiple • 2006 EPS of $2.26 based upon management estimates

•  5-year (2006-2010) projections:

•  2006-2008 based on management estimates

•  2009-2010 based on ML IBK estimates with management guidance

•  Key DCF valuation assumptions:

•  13.0% - 14.5% discount rate

•  6.0x - 7.0x terminal EBITDA multiple

•  Extrapolation of future stock prices based on current P/E multiple of 13.0x

•  Based on EPS estimates from management’s current 3-year plan

•  Potential future share prices discounted based on cost of equity of 15%

•  Assumes $100 million share repurchase executed on January 31, 2006 at a 10% premium to current market price funded with debt at 8.5%

•  Extrapolation of future stock prices based on current P/E multiple of 13.0x

•  Based on EPS estimates from management’s current 3-year plan

•  Potential future share prices discounted based on cost of equity of 15%

					• Valuation based on leverage assumptions used by LION • 25% - 30% expected 5-year return on equity • 6.5x - 7.5x 5-year EBITDA exit multiple	• Valuation based on multiples paid in comparable transactions in the industry • 7.0x - 8.0x EBITDA multiples

[LOGO]

Valuation Analysis

Summary of Standalone Financial Projections

(Dollars in Millions, Except per Share Data)

	Fiscal Year Ending January 31 of the Following Year						CAGR (‘05 -’10)
	2005E	2006E (1)	2007E	2008E	2009E	2010E
Income Statement

Revenue	$2,510	$2,619	$2,731	$2,852	$2,980	$3,115	4.4%
% Growth	3.0%	4.4%	4.3%	4.4%	4.5%	4.5%

Gross Profit	705	746	786	830	873	913	5.3%
% Margin	28.1%	28.5%	28.8%	29.1%	29.3%	29.3%

EBITDA	181	200	220	242	256	268	8.2%
% Margin	7.2%	7.6%	8.1%	8.5%	8.6%	8.6%

EBIT	112	123	135	149	161	170	8.6%
% Margin	4.5%	4.7%	4.9%	5.2%	5.4%	5.5%

Net Income	54	62	70	80	88	98	12.5%
% Margin	2.2%	2.4%	2.6%	2.8%	3.0%	3.1%

EPS	$2.04	$2.26	$2.46	$2.70	$2.94	$3.21	9.5%
% Growth	13.4%	10.9%	9.0%	9.8%	8.9%	9.0%

Comp Store Sales	1.3%	2.0%	2.0%	2.0%

Source: Company management for 2005-2008 and ML IBK estimates with management guidance for 2009-2010.

(1)          Does not include impact of 53rd week.

Valuation Analysis

Summary of Valuation Methodologies

Valuation Reference Points

[CHART]

Strategic Alternatives

[CHART]

	Comparable Companies Analysis			Present Value of Potential Recapitalization	Leveraged Buyout Analysis
52-Week		Discounted Cash Flow Analysis	Present Value of Current Plan			Acquisition Comparables
High / Low

	2006 P/E: 12x-15x	WACC: 13.0%-14.5%	Forward P/E: 13x	Amount of Share Repurchase: $100mm	Target Sponsor Return: 25%-30%	2005 EBITDA Multiple: 7.0x-8.0x

	2006 EPS of $2.26	Terminal EBITDA Mult: 6.0x-7.0x	Cost of Equity: 15%	Forward P/E: 13x Cost of Equity: 15%	5-Year Exit EBITDA Multiple: 7.0x	Implied Premia: 17%-39%

Valuation Analysis

Comparable Company Operating Metrics and Valuation

Relative Operating Metrics

LTM EBIT Margin

[CHART]

5-Year Growth Rate (1)

[CHART]

Sales per Square Foot (2)

[CHART]

Relative Valuation

2006 P/E (3)

[CHART]

2006 PEG (3)

[CHART]

EV/2005 EBITDA (3)

[CHART]

Note:      As of January 20, 2006.

(1)          Source: I/B/E/S estimates.

(2)          Source: Company filings and Wall Street research.  Latest fiscal year data.

(3)          Earnings estimates based on First Call and Wall Street research calendarized to December or closest month thereafter.  Enterprise value based upon most recent SEC filing.

Valuation Analysis

Discounted Cash Flow Analysis

(Dollars in Millions, Except per Share Data)

	Fiscal Year						Terminal
	2005E	2006E	2007E	2008E	2009E	2010E	Year
Revenue	$2,510	$2,619	$2,731	$2,852	$2,980	$3,115	$3,115

EBITDA	181	200	220	242	256	268	268
Less: Depreciation & amortization	(69)	(77)	(85)	(93)	(95)	(98)	(20)
EBIT	112	123	135	149	161	170	248
Less: Taxes @ 39.5%	(44)	(49)	(53)	(59)	(64)	(67)	(98)
Tax effected EBIT	68	75	82	90	97	103	150

Plus: Depreciation & amortization	69	77	85	93	95	98	20
Plus: Deferred taxes	33	39	5	4	—	—	—
Less: Capital expenditures	(94)	(75)	(70)	(70)	(70)	(70)	(20)
Less: Changes in working capital	2	(6)	(8)	(11)	(2)	(4)	(5)
Free cash flow	$77	$110	$95	$107	$120	$127	$145
Growth	—	42%	(14)%	13%	13%	5%

	Present Value		PV of Terminal Value as a							Equivalent Perpetual
	of Cash Flows		Multiple of 2010 EBITDA				Enterprise Value			Growth Rate
Discount Rate	(2006-2010)		6.0x	6.5x	7.0x		6.0x	6.5x	7.0x	6.0x	6.5x	7.0x
13.0%	$387		$872	$945	$1,018		$1,260	$1,332	$1,405	3.7%	4.3%	4.9%
13.5%	383	+	853	924	995	=	1,236	1,307	1,378	4.1%	4.8%	5.4%
14.0%	378		835	904	974		1,212	1,282	1,352	4.6%	5.2%	5.8%
14.5%	373		817	885	953		1,190	1,258	1,326	5.0%	5.7%	6.3%

										PV of Terminal Value
			Total Equity Value				Equity Value per Share (2)			as a % of Enterprise Value
Discount Rate	Net Debt (1)		6.0x	6.5x	7.0x		6.0x	6.5x	7.0x	6.0x	6.5x	7.0x
13.0%	$305		$955	$1,027	$1,100		$33.87	$36.45	$39.03	69%	71%	72%
13.5%	305		931	1,002	1,073		33.03	35.55	38.07	69%	71%	72%
14.0%	305		907	977	1,047		32.20	34.67	37.14	69%	71%	72%
14.5%	305		885	953	1,021		31.39	33.81	36.22	69%	70%	72%

Source: TIGER Management Projections.

(1)          Based on average balance for FY2005.

(2)          Assumes 28.2 million diluted shares outstanding.

Valuation Analysis

Present Value of Current Plan

EPS Estimates (1)

[CHART]

Potential Future Share Price (2)
(At the End of Each Year)

[CHART]

Present Value of Share Price (3)

(As of 1/31/06)

[CHART]

Prem./(Disc.) To Offer Price at:

Current Multiple	(25)%	(29)%	(33)%	(36)%

Note:      Year represents calendar year. Fiscal year ends January following the calendar year.

(1)          Based on estimates per Management projections and ML IBK estimates.

(2)          Based on one year forward trading multiple of 13.0x.

(3)          Discount rate based on an assumed cost of equity of 15%.

Valuation Analysis

Present Value of Potential Recapitalization

EPS Estimates (1)

[CHART]

Potential Future Share Price (2)

(At the End of Each Year)

[CHART]

Present Value of Share Price (3)

(As of 1/31/06)

[CHART]

Prem./(Disc.) To Offer Price at:

Current Multiple	(23)%	(26)%	(30)%	(33)%

Note:      Year represents calendar year. Fiscal year ends January following the calendar year.

(1)                               Assumes $100 million share repurchase executed on January 31, 2006 at a 10% premium to the current market price. Funded with debt at 8.5%.

(2)          Based on one year forward trading multiple of 13.0x.

(3)          Discount rate based on an assumed cost of equity of 15%.

Valuation Analysis

Leveraged Buyout Analysis

(Dollars in Millions, Except per Share Data)

Sources and Uses

Sources

	Amount	Percent	Coupon
ABL revolver	$400	28%	L + 1.50%
Senior term loan	300	21%	L + 2.75%
Senior sub debentures	275	19%	10.50%
Other	7	0%
Equity	438	31%
Total sources	$1,420

Uses

	Amount	Percent
Purchase of equity	$1,050	74%
Refinancing of debt	305	21%
Fees and expenses	65	5%
Total uses	$1,420

Credit Statistics

	Out of the Box		Year 3		Year 5
EBITDAR (2)	$387		$449		$474
EBITDA	181		242		268
EBITDA / Interest	2.7	x	3.8	x	5.2	x
EBITDA-CapEx / Interest	1.3	x	2.7	x	3.8	x
Adjusted Debt / EBITDAR (3)	6.8	x	5.4	x	4.7	x
Debt / EBITDA	5.4	x	3.2	x	2.2	x
Total Senior Debt Paydown	$0		$209		$389
Senior Debt / EBITDA	3.9	x	2.0	x	1.2	x

Transaction Summary

Purchase price	$37.25
Diluted shares outstanding	28.183
Purchase of equity	$1,050

Fees and expenses	$65

Transaction Multiples

Enterprise Value (1)	$1,355

Enterprise Value / 2005E EBITDA	7.5	x
Enterprise Value / 2006E EBITDA	6.8	x

Returns on Equity

Exit Multiple	3 Year	4 Year	5 Year
6.5x	24%	23%	22%
7.0x	30%	27%	25%
7.5x	35%	30%	27%

(1)                               Enterprise value is net of average debt for FY 2005 and cash and option proceeds based upon most recent share and option information provided by the Company.

(2)          Schedule of rent expense sourced from Company’s most recent 10K.

(3)          Adjusted debt equals total debt outstanding plus 8.0x annual rent expense.

Valuation Analysis

Acquisition Comparables

Selected Precedent Transactions (Dollars in Millions)

			Transaction	Transaction Value /				1 Day
Date	Target	Acquiror	Value	Sales		EBITDA		Premium
Jan-06	Burlington Coat Factory	Bain Capital	$1,979	0.59	x	7.2	x	2%
Dec-05	Tommy Hilfiger	Apax Partners	1,521	0.87		7.9		5%
Nov-05	J. Jill	Liz Claiborne	323	0.74		13.2		40%
Nov-05	Linens ‘n Things	Apollo / NRDC Real Estate	1,300	0.56		6.8		8%
Nov-05	Goody’s	GMM Capital / Prentice	327	0.26		6.6		34%
Sep-05	Party City	AAH Holdings	322	0.64		11.5		39%
Sep-05	Haggar	Infinity / Perseus / Symphony	192	0.41		11.1		25%
Jun-05	Rafaella	Cerberus	213	0.91		NA		NA
May-05	Neiman Marcus	TPG / Warburg	5,100	1.40		10.3		34%
Apr-05	ShopKo	Sun Capital	1,160	0.37		6.3		8%
Apr-05	Brookstone	OSIM International / JW Childs	416	0.83		8.2		31%
Mar-05	Toys “R” Us	Bain / KKR / Vornado	8,184	0.72		11.2		63%
Dec-04	Eye Care Centers	Moulin / Golden Gate	450	1.16		8.3		NA
Nov-04	Dollarama	Bain Capital	885	1.75		9.5		NA
Jul-04	Mervyn’s	Sun Capital / Cerberus	1,650	0.47		5.9		NA
Jul-04	Duane Reade	Rex Corner / Oak Hill	690	0.49		9.7		NA
Jun-04	Galyan’s	Dick’s Sporting Goods	365	0.51		10.7		51%
Apr-04	Loehmann’s	Crescent Capital	169	0.46		6.9		5%
Oct-03	GNC	Apollo	750	0.55		5.8		NA
Feb-03	The Sports Authority	Gart Sports	339	0.23		5.2		-6%
Dec-02	Vitamin Shoppe	Bear Stearns	320	1.22		7.1		NA
Jul-01	William Carter	Berkshire Partners	424	0.85		7.3		NA
Feb-01	Oshman’s Sporting	Gart Sports	100	0.31		6.3		40%
May-00	Petco	Leonard Green / TPG	589	0.57		6.3		50%

Mean				0.70	x	8.2	x	27%

Note:      Based upon precedent acquisitions of retail companies since 2000.

[LOGO]

Appendix

Appendix

Weighted Average Cost of Capital

Macroeconomic Assumptions
Ten Year Government Bond Yield at (1/18/06)	4.34%
Historical Risk Premium(1)	7.20%
Size Premium (1)	1.75%
Estimated Future Market Return	13.3%

	Levered	Total Debt to	Unlevered	Levered	Unlevered
Comparable Companies	Beta (2)	Equity (3)	Beta (4)	Return	Return (5)
Big 5	1.55	20.7%	1.37	18.2%	16.6%
Cabela’s	0.93	25.5%	0.80	12.7%	11.5%
Dick’s	1.46	18.8%	1.30	17.4%	16.0%
Gander Mountain	2.01	137.6%	1.06	22.3%	13.8%
Hibbett	1.15	0.0%	1.15	14.6%	14.6%
Sport Chalet	0.63	0.0%	0.63	10.0%	10.0%
Average		33.8%	1.05	15.9%	13.7%
TIGER	1.52	48.1%	1.18	17.9%	14.9%

Capital Structures
Total Debt/	Total Debt/	Levered Cost of Equity at Various Unlevered Beta and Capital Structures (6)
Capitalization	Equity	0.95	1.00	1.05	1.10	1.15
0.0%	0.0%	12.8%	13.3%	13.7%	14.2%	14.6%
6.0%	10.0%	13.4%	13.9%	14.3%	14.8%	15.3%
11.3%	20.0%	13.9%	14.4%	14.9%	15.4%	16.0%
16.0%	30.0%	14.5%	15.0%	15.5%	16.1%	16.6%
20.3%	40.0%	15.0%	15.6%	16.2%	16.7%	17.3%

Capital Structures
Total Debt/	Total Debt/	Est. Cost	WACC at Various Unlevered Beta and Capital Structures (7)
Capitalization	Equity	of Debt	0.95	1.00	1.05	1.10	1.15
0.0%	0.0%	6.00%	12.8%	13.3%	13.7%	14.2%	14.6%
6.0%	10.0%	6.25%	12.8%	13.3%	13.7%	14.2%	14.6%
11.3%	20.0%	6.50%	12.8%	13.3%	13.7%	14.2%	14.6%
16.0%	30.0%	6.75%	12.9%	13.3%	13.8%	14.2%	14.7%
20.3%	40.0%	7.00%	12.9%	13.3%	13.8%	14.2%	14.7%

(1)          Source:  Ibbottson & Sinquefeld Yearbook.

(2)          Adjusted Beta.  Source: Merrill Lynch Beta Book.

(3)          Book Value of Net Debt to Market Value of Equity.

(4)          Unlevered Beta equals (Levered Beta/(1 + ((1 - Tax Rate) * Debt/Equity)).  Assumes Beta of debt equals zero.

(5)          Unlevered Return equals (Estimated Future Risk Free Rate + (Unlevered Beta * Risk Premium)).

(6)          Levered Cost of Equity equals (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium)).

(7)          WACC equals ((Net Debt/Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)).

Appendix

Net Debt Fluctuation During Fiscal Year

Since Merger

(Dollars in Millions)

[CHART]

Current LGP	Based on Net Debt as of:
Offer ($37.25):	Last Bid (1)		1/06		Average ‘05
Transaction Value	$1,400		$1,274		$1,355

Implied ‘05 EBITDA Mult.	7.8	x	7.1	x	7.5	x

(1)          Based on current LION offer ($37.25) and includes net debt as of October 2005.

Appendix

Potential Sale to Strategic Buyer

Illustrative Combination with DOLPHIN

(Dollars in Millions, Except per Share Data)

							Accrection / (Dilution) to DOLPHIN					Synergies/(Cushion) to Breakeven in 2007
	Offer	Transaction	P/E Multiple (1)				2006		2007				% of TIGER
	Value	Value	2006		2007		$	%	$	%		$	Sales
Offer Price = $31.05 (Current)
(Implied Premium of 0%)	$846	$1,151	13.4	x	11.5	x
100% Cash							$0.31	17%	$0.45	21%		$ (42)	1.5%
50% Cash / 50% Stock							0.25	14%	0.30	14%		(34)	1.2%
100% Stock							0.20	11%	0.19	9%		(26)	1.0%

Offer Price = $34.00 per share
(Implied 2005 EBITDA Multiple: 7.0x)	930	1,235	14.7		12.6
100% Cash							$0.23	13%	$0.37	17%		$ (34)	1.2%
50% Cash / 50% Stock							0.18	10%	0.22	10%		(25)	0.9%
100% Stock							0.14	8%	0.12	6%		(17)	0.6%

Offer Price = $40.50 per share
(Implied 2005 EBITDA Multiple: 8.0x)	1,115	1,420	17.5		15.0
100% Cash							$0.04	2%	$0.18	9%		$ (17)	0.6%
50% Cash / 50% Stock							0.03	1%	0.06	3%		(7)	0.3%
100% Stock							0.01	1%	(0.03)	(1	) %	4	0.1%

DOLPHIN Standalone (2)	$2,004	$2,356	19.2	x	12.8	x

(1)          Based on market values and First Call estimates as of December 16, 2005.

(2)          DOLPHIN net debt sourced from DOLPHIN 10Q for period ending October 29, 2005.

Major Assumptions:

(a)          Transaction date: 1/31/06.

(b)          Cash portion funded at 8.5%, based on cost of 10 year money.

(c)           No synergies assumed, but synergies to breakeven calculated.

(d)          10% of purchase premium allocated to identifiable intangibles, amortized over 15 years and assumed to be tax deductible.

(e)           Taxes on merger impact assumed to be at DOLPHIN tax rate of 40%.

Disclaimers

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